Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2025 (May 29, 2025, as to the effects of the reverse stock split described in Notes 2 and 17), relating to the financial statements of Omada Health, Inc., appearing in the Registration Statement No. 333-287156 on Form S-1 of Omada Health, Inc.

/s/ Deloitte & Touche LLP

San Francisco, California

June 5, 2025